FOR IMMEDIATE RELEASE

CONTACTS:
Investors — Scott Pond (801) 345-2657, spond@nuskin.com
Media — Kara Schneck (801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS RECORD FIRST-QUARTER RESULTS
PROVO, Utah — May 6, 2014 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced record first-quarter results with revenue of $671.1 million, a 24 percent improvement over the prior-year period. Revenue was negatively impacted 4 percent by foreign currency fluctuations. Earnings per share for the quarter were $1.05, representing a 17 percent year-over-year improvement.

"We are pleased to report record first-quarter results, generating year-over-year growth in all five of our regions," said Truman Hunt, president and chief executive officer. "Our results are particularly encouraging given the business disruption we experienced in China during the first quarter, as well as currency headwinds we faced in many markets. With respect to China, our team took aggressive, proactive steps to address media and regulatory concerns in a timely manner. While these first-quarter events in China will have a negative impact on 2014 results, we are now focused on generating sustainable, long-term growth."
Regional Results

Greater China. In Greater China, first-quarter revenue increased 63 percent to $278.9 million, compared to $170.8 million in the prior-year period. The region's results were positively impacted 2 percent by foreign currency fluctuations. The sales leader count in the region improved 41 percent, while the number of actives increased 17 percent compared to the prior year.

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Nu Skin Enterprises, Inc.
May 6, 2014

North Asia. First-quarter revenue in North Asia increased 5 percent to $195.5 million, compared to $185.9 million for the same period in 2013. The region's results were negatively impacted 4 percent by foreign currency fluctuations. South Korea generated local-currency revenue growth of 38 percent while Japan local-currency revenue declined 14 percent. The number of sales leaders in the region was up 7 percent and the number of actives improved 11 percent.

Americas. Revenue in the Americas improved 6 percent to $79.9 million, compared to $75.7 million in the prior-year period. The region's results were negatively impacted 12 percent by foreign currency fluctuations. The number of sales leaders in the region improved 17 percent and the number of actives improved 10 percent compared to the prior year.

South Asia/Pacific. Revenue in South Asia/Pacific was $71.2 million, a 6 percent increase compared to the prior year. The region's results were negatively impacted 10 percent by foreign currency fluctuations. The region's first-quarter sales leaders improved 27 percent while actives increased 17 percent compared to the same period in 2013.

EMEA. Revenue in the EMEA region was $45.6 million, a 9 percent improvement over the prior-year period. The region's results were negatively impacted 2 percent by foreign currency fluctuations. Sales leaders and actives increased 5 and 3 percent, respectively, compared to the prior year.

Operational Performance

The company's operating margin was 15.1 percent for the quarter, compared to 15.3 percent in the first quarter of 2013. Gross margin during the quarter was 84.1 percent, up 70 basis points over the prior-year period. Selling expenses, as a percent of revenue, were 46.7 percent in the first quarter, compared to 43.1 percent in the prior year. General and administrative expenses, as a percent of revenue, were 22.4 percent, compared to 25.0 percent in the prior-year period. Other income (expense), net reflected a loss of $3.6 million compared to a gain of $0.1 million in the prior year.

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Nu Skin Enterprises, Inc.
May 6, 2014

The company's income tax rate for the quarter was 34.2 percent, compared to 34.4 percent in the prior-year period. The company's cash position at the end of the quarter was $284.6 million. Dividend payments during the quarter were $20.1 million, and the company repurchased $25.0 million of its outstanding shares.
Outlook

"While we face a tough comparable in 2014 due to nearly 50 percent top-line growth in 2013, we look forward to the roll-out of our ageLOC TR90 weight management system, as well as the introduction of the ageLOC Tru Face Essence Ultra skin care serum in the Greater China region," said Hunt. "We continue to believe that our focus on innovating in the anti-aging product category will drive growth in consumer demand, as well as interest in Nu Skin's earnings opportunity.
"We are especially pleased to be moving forward in China, having recently resumed key business operations in the market. Last week, we also celebrated the opening of our Greater China Innovation Park in Shanghai. The new campus will serve as our regional headquarters and the local hub for our anti-aging research, product manufacturing, and sales operations. We remain optimistic about our long-term potential in China and continue to have high expectations for our business in all of our other regions," concluded Hunt.
"Because we are only a few days into the recommencement of promotional activities in China, it is difficult to forecast how the business will perform," said Ritch Wood, chief financial officer. "Ideally, we would have more time to monitor the direction of the business in China before providing updated guidance. That said, our current estimate of second-quarter revenue would be around $700 million with earnings per share of approximately $1.25."
The Nu Skin management team will host a conference call with the investment community on May 6, 2014, at 11 a.m. (EDT). Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on the company's website at ir.nuskin.com. A replay of the webcast will be available at the same URL through May 16, 2014.
About Nu Skin Enterprises, Inc.

Nu Skin Enterprises, Inc. demonstrates its tradition of innovation through its comprehensive anti-aging product portfolio, independent business opportunity and corporate social responsibility initiatives. The company's scientific leadership in both skin care and nutrition has established Nu Skin as a premier anti-aging company. The company's anti-aging products feature the new ageLOC line of products including the ageLOC® TR90™ weight management and body shaping system, ageLOC® R2 nutritional supplement, and ageLOC® Transformation daily skin care system. A global direct selling company, Nu Skin operates in 53 markets worldwide and is traded on the New York Stock Exchange under the symbol 'NUS'. More information is available at http://www.nuskin.com.

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Nu Skin Enterprises, Inc.
May 6, 2014

Please Note: This press release, particularly the "Outlook" section, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that represent the company's current expectations and beliefs. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws and include, but are not limited to, statements of management's expectations regarding the company's performance, initiatives, strategies and new product introductions; statements of projections regarding revenue and other financial items; statements of management's expectations regarding the potential of China and other markets; statements of belief; and statements of assumptions underlying any of the foregoing. In some cases, you can identify these statements by forward-looking words such as "believe," "expect," "project," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," "may," "might," the negative of these words and other similar words.

The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following:

•
risk that continuing media and regulatory scrutiny and investigations in China, and any actions taken by the company or by regulators, could cause unanticipated delays or make it more difficult to forecast second quarter or annual results, and could negatively impact the company's revenue, sales force and business in this market, including the interruption of sales activities, loss of licenses, and the imposition of fines, and any other adverse actions or events;

•	risk of unanticipated delays, complications or other difficulties in resuming corporate-hosted business meetings and the acceptance of applications for new sales people in China;
•	uncertainty regarding how our sales force will respond to the resumption of business promotional activities;
•	risks related to negative publicity regarding recent media allegations and subsequent regulatory investigations and fines;
•
risk that direct selling regulations in China may be modified, interpreted or enforced in a manner that results in negative changes to our business model or the imposition of a range of potential penalties;

•	any failure of current or planned initiatives or products to generate interest among our sales force and customers and generate sponsoring and selling activities on a sustained basis;
•
risks associated with rapid growth globally, which could strain our ability to effectively manage our operations, and result in, among other things, product delays or shortages, operating mistakes and errors, inadequate customer service, inappropriate claims or promotions by our sales force, and governmental inquires and investigations, all of which could harm our revenue and ability to generate sustained growth and result in unanticipated expenses;

•
risks related to accurately predicting, delivering or maintaining sufficient quantities of products to support our planned initiatives or launch strategies, and increased risk of inventory write-offs if we over forecast demand for a product or change our planned initiatives or launch strategies;

•	risk of foreign currency fluctuations and the currency translation impact on the company's business associated with these fluctuations;

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Nu Skin Enterprises, Inc.
May 6, 2014

•	unpredictable economic conditions and events globally;
•
regulatory risks associated with the company's products, which could require the company to modify its claims or inhibit the company's ability to import or continue selling a product in a market if it is determined to be a medical device or if it is unable to register the product in a timely manner under applicable regulatory requirements;

•	adverse publicity related to the company's business, products, industry or any legal actions or complaints by the company's sales force or others;
•
any prospective or retrospective increases in duties on the company's products imported into the company's markets outside of the United States and any adverse results of tax audits or unfavorable changes to tax laws in the company's various markets; and

•	continued competitive pressures in the company's markets.

The company's financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company's beliefs as of the date that such information was first provided and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.
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Nu Skin Enterprises, Inc.
May 6, 2014

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the First Quarters Ended March 31, 2014 and 2013
(in thousands, except per share amounts)

	2014	2013
Revenue:
Greater China	$278,929	$170,822
North Asia	195,461	185,910
Americas	79,909	75,692
South Asia/Pacific	71,194	66,957
EMEA	45,568	41,924

Total revenue	671,061	541,305

Cost of sales	106,644	90,045

Gross profit	564,417	451,260

Operating expenses:
Selling expenses	313,101	233,094
General and administrative expenses	150,119	135,507
Total operating expenses	463,220	368,601

Operating income	101,197	82,659

Other income (expense), net	(3,604)	112
Income before provision for income taxes	97,593	82,771
Provision for income taxes	33,332	28,489

Net income	$64,261	$54,282

Net income per share:
Basic	$1.09	$0.93
Diluted	$1.05	$0.90

Weighted average common shares outstanding:
Basic	58,869	58,352
Diluted	61,227	60,566

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Nu Skin Enterprises, Inc.
May 6, 2014

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	March 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$284,580	$525,153
Current investments	18,703	21,974
Accounts receivable	56,644	68,652
Inventories, net	410,668	339,669
Prepaid expenses and other	149,523	162,886
	920,118	1,118,334

Property and equipment, net	411,929	396,042
Goodwill	112,446	112,446
Other intangible assets, net	81,377	83,168
Other assets	115,751	111,072
Total assets	$1,641,621	$1,821,062

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$51,276	$82,684
Accrued expenses	449,434	626,284
Current portion of long-term debt	88,031	67,824
	588,741	776,792

Long-term debt	109,882	113,852
Other liabilities	79,418	71,799
Total liabilities	778,041	962,443

Stockholders' equity:
Class A common stock	91	91
Additional paid-in capital	399,677	397,383
Treasury stock, at cost	(848,335)	(826,904)
Accumulated other comprehensive loss	(66,250)	(46,228)
Retained earnings	1,378,397	1,334,277
	863,580	858,619
Total liabilities and stockholders' equity	$1,641,621	$1,821,062

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Nu Skin Enterprises, Inc.
May 6, 2014

NU SKIN ENTERPRISES, INC. Actives/Sales Leaders Statistics

	As of March 31, 2014		As of March 31, 2013		% Increase (Decrease)
	Actives	Sales Leaders	Actives	Sales Leaders	Actives	Sales Leaders

Greater China	305,000	31,118	261,000	22,011	16.9%	41.4%
North Asia	400,000	17,794	361,000	16,682	10.8%	6.7%
Americas	180,000	7,339	163,000	6,273	10.4%	17.0%
South Asia/Pacific	115,000	6,787	98,000	5,337	17.3%	27.2%
EMEA	122,000	4,326	119,000	4,118	2.5%	5.1%

Total	1,122,000	67,364	1,002,000	54,421	12.0%	23.8%

"Actives" are persons who purchased products directly from the company during the previous three months.

"Sales Leaders" include our independent distributors who have completed and who maintain specified sales requirements, and our sales employees and contractual sales promoters in Mainland China, who have completed certain qualification requirements.

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